EXHIBIT 16

September 20, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Digital Domain Media Group, Inc., contained in the section "Change in Independent Registered Public Accounting Firm" included in Amendment No. 4 to the Registration Statement of Digital Domain Media Group, Inc. on Form S-1 (the “Form S-1”), which we understand will be filed with the Securities and Exchange Commission on or about September 20, 2011, and have the following comments:

1.	We agree with the statements concerning our Firm in the first four paragraphs of such section of the Form S-1.

2.	We have no basis on which to agree or disagree with the statements made in the fifth and final paragraph of such section of the Form S-1.

Yours truly,

/s/ Deloitte & Touche LLP